Exhibit 10.14

***Text Omitted and Filed Separately

with the Securities and Exchange Commission

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406

LICENSE AGREEMENT

BETWEEN

LUMENA PHARMACEUTICALS, INC.

AND

SATIOGEN PHARMACEUTICALS, INC.

EFFECTIVE AS OF FEBRUARY 8, 2011

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is entered into as of February 8, 2011 (the “Effective Date”), by and between Lumena Pharmaceuticals, Inc. (“Licensee”), a corporation organized and existing under the laws of the State of Delaware, and Satiogen Pharmaceuticals, Inc. (“Satiogen”), a corporation organized and existing under the laws of the State of Delaware. Licensee and Satiogen are sometimes referred to herein individually as a “Party” and collectively as “Parties.” The Parties agree as follows:

BACKGROUND

Satiogen has certain intellectual property rights relating to its research programs related to ASBT inhibitors, including the ASBTi Patents and ASBTi Know-How (each as defined herein). Licensee is interested in further developing and commercializing such intellectual property rights. Subject to the terms and conditions set forth in this Agreement, Satiogen is willing to grant Licensee a license to further develop and commercialize, on a worldwide basis, Licensed Products (as defined herein) relating to the ASBTi Patents and ASBTi Know-How.

Satiogen also has certain intellectual property rights relating to its research programs related to TGR5 agonists, including the TGR5 Patents and TGR5 Know-How (each as defined herein). Licensee is interested in further developing and commercializing such intellectual property rights. Subject to the terms and conditions set forth in this Agreement, Satiogen is willing to grant Licensee a license to further develop and commercialize, on a worldwide basis, Licensed Products (as defined herein) relating to the TGR5 Patents and TGR5 Know-How.

Licensee and Satiogen are willing to defer the effectiveness of certain license grants under the ASBTi Patents, ASBTi Know-How, TGR5 Patents and TGR5 Know-How until the occurrence of certain events as further set forth herein.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements set forth below, the Parties hereto agree as follows.

Article 1

DEFINITIONS

As used in this Agreement, the following words and phrases shall have the following meanings:

“Affiliate” means, with respect to a Party, any Person directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition only, the term “controlled” (including the terms “controlled by” and “under common control with”) as used in this context, means the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

“Applicable Laws” means all applicable laws, ordinances, rules and regulations of any kind whatsoever of any governmental (including international, foreign, federal, state and local) or regulatory authority, including all laws, ordinances, rules and regulations promulgated by the FDA or its counterparts in foreign jurisdictions.

“Application for Marketing Authorization” means, with respect to a Licensed Product, (i) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 355 and 21 C.F.R. Section 314 or any successor regulatory scheme (“NDA”), and (ii) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA and necessary to make and sell Licensed Products commercially in such country.

“ASBTi Effective Event” means the date of the initial closing of the Financing.

“ASBTi Exclusivity Period” means a period of [...***...] following the Effective Date, which may be extended to a total period of [...***...] if, within the initial [...***...] period, Licensee provides notice to Satiogen indicating the continuation of good faith negotiations regarding the Financing.

“ASBTi Know-How” means any and all Know-How owned or Controlled by Satiogen as of the Effective Date or during the term of this Agreement reasonably necessary or useful with respect to (i) the ASBTi Program, (ii) ASBT inhibitors or their use or manufacture, or (iii) inhibition, activation, regulation or other modulation of the ASBT pathway; provided, however, that ASBTi Know-How does not include the ASBTi Patents.

“ASBTi License” means the license set forth in Section 2.1.

“ASBTi Patents” means all Patent Rights owned or Controlled by Satiogen as of the Effective Date or during the term of this Agreement covering (i) the ASBTi Program or any results thereof, (ii) ASBT inhibitors or their use or manufacture, or (iii) inhibition, activation, regulation or other modulation of the ASBT pathway, including without limitation those Patent Rights listed in Exhibit A.

“ASBTi Program” means all activities conducted by or on behalf of Satiogen relating to ASBT inhibitors or their use or manufacture, including all research, development, manufacture and other related activities.

“Attributed” means, with respect to Sublicense Revenues and subject to Section 3.3(h), (i) reasonably attributed by Licensee to any Patent Rights or Know-How licensed to Licensee by a Third Party and sublicensed by Licensee under the applicable sublicense together with Licensed Patents or Licensed Know-How, which Third Party Patent Rights or Know-How are reasonably necessary for the applicable sublicensee’s exercise of the rights under Licensed Patents or Licensed Know-How, or the development, making, having made, using, selling, offering to sell or importing any Licensed Products in the Field in the Territory, pursuant to the sublicense from Licensee, or (ii) if Satiogen reasonably disputes such attribution, as determined in accordance with the dispute resolution provisions set forth in Section 10.14(b).

“Calendar Quarter” means a three (3) month period ending on March 31, June 30, September 30 or December 31.

“Combination Product” means any product comprised of a combination of a Licensed Product and another active product(s) or product component(s) that is not a Licensed Product.

“Commercially Reasonable Efforts” means use of commercially reasonable efforts, consistent with normal business practices within the pharmaceutical industry, taking into account efficacy, the competitiveness of alternative products in the marketplace, the availability of a partner for commercialization of any Licensed Product, the degree of intellectual property protection available for any Licensed Product, the likelihood of Regulatory Approval, the potential profitability of any Licensed Product, the potential impact of the prevailing conditions (such as pricing) in one market on one or more other markets, alternative products and other relevant factors.

“Common Shares” has the meaning set forth in Section 3.1(c).

“Confidential Information” means information received (whether disclosed in writing, electronically, orally or by observation) by one Party (the “Receiving Party”) from the other Party (the “Disclosing Party”) unless in each case such information, as shown by competent evidence:

(a)      was known to the Receiving Party or to the general public prior to the Disclosing Party’s disclosure, as demonstrated by contemporaneous written records;

(b)      became known to the general public, after the Disclosing Party’s disclosure hereunder, other than through a breach of the confidentiality provisions of this Agreement by the Receiving Party or any Person to whom such Receiving Party disclosed such information;

(c)      was subsequently disclosed to the Receiving Party by a Person having a legal right to disclose, without any restrictions, such information or data; or

(d)      was developed by the Receiving Party independent of the Disclosing Party’s Confidential Information;

provided, however, that the Licensed Patents, the Licensed Know-How (in each case, as it relates to Licensed Products) and any other information that relates to Licensed Products that is disclosed to Licensee by Satiogen hereunder shall be deemed the Confidential Information of Licensee as well as Satiogen and subject to the confidentiality provisions hereof during the term of this Agreement.

“Control” means the possession of the ability to grant a license without violating the terms of any agreement or other arrangement with any Third Party.

“Damages” means any and all costs, losses, claims, demands for payment, government enforcement actions, liabilities, fines, penalties, expenses, court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its

Affiliates (including any court-imposed interest in connection therewith), each as a result of any claim, demand, action, investigation or other proceeding by any Third Party.

“Effective Date” has the meaning set forth in the first paragraph hereof.

“FDA” means the United States Food and Drug Administration, or any successor federal agency having responsibility over Regulatory Approval. “FDA” shall also be deemed to include the applicable governmental or regulatory authority having jurisdiction over Licensed Products in any particular country or region in the Territory (for example, the European Medicines Evaluation Agency for the European Union).

“Field” means the diagnosis, treatment, prevention, mitigation and cure of any and all human diseases and disorders.

“Financing” means the next sale after the Effective Date of shares of Licensee’s capital stock in one transaction or a series of related transactions which is a bona fide financing transaction and in which the proceeds to be received by Licensee are principally from investors who are venture capital, private equity, institutional, corporate or similar investors, on terms and conditions negotiated among Licensee and such investors, but which is not structured on terms and conditions for the purpose of reducing the number of shares of Series A-1 Shares to be received by Satiogen pursuant to Section 3.1.

“First Commercial Sale” means the first arm’s length sale of a Licensed Product in a country by Licensee or its Affiliate to a Third Party that is not an Affiliate or sublicensee of the selling party following Regulatory Approval in such country.

“Full Allocation of Common Shares” means 690,000 shares of common stock of Licensee.

“Full Allocation of Series A-1 Shares” means 1,380,000 shares of Series A-1 Shares.

“GAAP” means United States Generally Accepted Accounting Principles, consistently applied.

“Initiation” means, in any clinical trial, the first dosing of the first patient in such clinical trial.

“Investors” has the meaning set forth in Section 3.1(a).

“Joint Inventions” means inventions or discoveries in which one or more employees, officers, directors, contractors or agents of Satiogen and one or more employees, officers, directors, contractors or agents of Licensee have contributed in a significant manner to the conception of such invention or discovery.

“Know-How” means all data, knowledge and information, including all tangible and intangible techniques, technology, practices, inventions (whether patentable or not), trade secrets, methods, knowledge, know-how, skill, experience, works of authorship and related copyrights, analytical and quality control data, results, descriptions and compositions of matter, chemical manufacturing data, data from toxicological, pharmacological, preclinical and clinical testing and studies, assays, platforms, materials, samples, cell lines, DNA constructs, formulations and specifications.

“Licensed Know-How” means, collectively, the ASBTi Know-How and the TGR5 Know-How.

“Licensed Patents” means, collectively, the ASBTi Patents and the TGR5 Patents.

“Licensed Product” means (a) [...***...] of which is covered by the ASBTi Patents, or (ii) which is based on the ASBTi Know-How; and/or (b) [...***...] of which is covered by the TGR5 Patents, or (ii) which is based on the TGR5 Know-How; provided, that “Licensed Products” shall not include [...***...]; provided, further, however that no product shall be excluded from the foregoing definition based solely on [...***...]. For clarity, [...***...] shall not be considered Licensed Products under this Agreement.

“Licensee Improvements” means any Patent Rights that (i) are conceived and reduced to practice by Licensee pursuant to and during the course of its activities under this Agreement, (ii) are solely owned by Licensee, (iii) constitute improvements of inventions claimed or disclosed in one or more of the Licensed Patents, and (iv) the practice of which would infringe a Valid Claim in one or more of the issued Licensed Patents.

“Licensee Inventions” has the meaning set forth in Section 5.4(b)(i).

“Licensee Invention Improvements” has the meaning set forth in Section 5.4(b)(iv).

“Licenses” means, collectively, the ASBTi License and the TGR5 License.

“NDA” has the meaning set forth under the definition of “Application for Marketing Authorization.”

“Net Sales” means the gross amounts invoiced by Licensee, its Affiliates or (as may be applicable under Section 3.3(i)) sublicensees for sales of Licensed Products to independent Third Parties, less the following deductions: […***...]

in accordance with GAAP consistently applied. Use of Licensed Products for promotional, sampling or compassionate use purposes, in commercially reasonable quantities, [...***...]. Sales between Licensee, its Affiliate and/or a sublicensee for end use by the purchasing entity (but not sales for further resale, or for production of finished Licensed Products for sale, by such purchasing entity) [...***...].

For Licensed Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by multiplying the actual Net Sales by the fraction A/(A+B) where A is […***…], and B is […***…], if such other active product or product component is sold separately. If the other product or product component is not sold separately, then the actual Net Sales shall be adjusted by multiplying the actual Net Sales by the fraction A/C where A is […***…], if sold separately, and C is […***…]. If neither of the foregoing applies, then the Parties shall determine the Net Sales of the Combination Product in good faith based on the respective values of the components of such Combination Product. In the event the Parties are not able to reach agreement, Net Sales for such Combination Product shall be determined by an expert jointly appointed by the parties, with such determination to be based on the respective values of the components of such Combination Product. The decision of the expert shall be final and binding on the Parties and the fees of the expert shall be equally shared between the Parties.

Net Sales amounts shall be determined from the books and records of Licensee maintained in accordance with GAAP, consistently applied.

“Patent Rights” means all rights and interests in and to all issued patents and pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms (including regulatory extensions), and all supplementary protection certificates, together with any foreign counterparts thereof.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority, or any other entity or organization.

“Phase III Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase III study as defined in 21 C.F.R. § 312.21(c) (or its successor regulation).

“Program” or “Programs” means either the ASBTi Program or the TGR5 Program or both, respectively.

“Regulatory Approval” means approval of an Application for Marketing Authorization, including all pricing and reimbursement approvals, and satisfaction of any related applicable FDA registration and notification requirements (if any).

“Royalty Term” means, with respect to each country in which a Licensed Product is sold, on a Licensed Product by Licensed Product basis, that time period beginning on the First Commercial Sale of such Licensed Product in such country and ending on the expiration in such country of the last-to-expire Valid Claim of any Licensed Patent (other than Licensee Invention Improvements) that, absent the licenses granted in this Agreement, would be infringed by the making, using, selling, offering for sale, or importing of such Licensed Product in such country.

“Series A-1 Shares” means: if the Financing consists of common stock, then shares of common stock of Licensee; and if the Financing consists of preferred stock, then shares of preferred stock of Licensee having terms substantially equivalent to the Series A-2 Shares except for the following: (i) the holders of the Series A-1 Shares shall have the information rights substantially equivalent to those set forth on Exhibit B, (ii) the holders of the Series A-1 Shares shall have the board observation rights substantially equivalent to those set forth on Exhibit B, (iii) the liquidation preference of the Series A-2 Shares shall be senior to the liquidation preference of the Series A-1 Shares, (iv) the Series A-1 Shares shall be non-voting except as to matters required by law and provisions commonly known as protective provisions substantially equivalent to those set forth on Exhibit B, and (v) the Series A-1 Shares shall not have redemption rights.

“Series A-2 Shares” has the meaning set forth in Section 3.1(a).

“Sublicense Revenues” means any upfront payments, milestone payments or other similar cash consideration (but excluding the royalty payments from sublicensees to Licensee on sales of Licensed Products by sublicensees) or any capital stock or other similar equity ownership interest (subject to Section 3.3(g)), in each case (i) received by Licensee from a Third Party in consideration of the grant of a sublicense to a Third Party of rights under the Licensed Patents or Licensed Know-How and (ii) subject to Section 3.3(h), not Attributed to Third Party Patent Rights or Know-How licensed thereunder. Notwithstanding the foregoing, the term Sublicense Revenues shall exclude […***…].

“Sublicense Royalties” means the royalties received by Licensee from a Third Party in consideration of the grant of a sublicense to a Third Party of rights under the Licensed Patents or Licensed Know-How based on a percentage of revenue generated by such sublicensee for sales of Licensed Products during the Royalty Term.

“Territory” means all countries of the world, or worldwide.

“TGR5 Effective Event” means the later to occur of the delivery of written notice by Licensee to Satiogen that the license set forth in Section 2.2 has become effective, and the ASBTi Effective Event.

“TGR5 Exclusivity Period” means a period of […***…] following the Effective Date.

“TGR5 Know-How” means any and all Know-How owned or Controlled by Satiogen as of the Effective Date or during the term of this Agreement reasonably necessary or useful with respect to (i) the TGR5 Program, (ii) TGR5 agonists or their use or manufacture, or (iii) inhibition, activation, regulation or other modulation of TGR5 receptors or the TGR5 pathway; provided, however, that TGR5 Know-How does not include the TGR5 Patents.

“TGR5 License” means the license set forth in Section 2.2.

“TGR5 Patents” means all Patent Rights owned or Controlled by Satiogen as of the Effective Date or during the term of this Agreement covering (i) the TGR5 Program or any results thereof, (ii) TGR5 agonists or their use or manufacture, or (iii) inhibition, activation, regulation or other modulation of TGR5 receptors or the TGR5 pathway, including without limitation those Patent Rights listed in Exhibit A.

“TGR5 Program” means all activities conducted by or on behalf of Satiogen relating to TGR5 agonists or their use or manufacture, including all research, development, manufacture and other related activities.

“Third Party” means Persons other than the Parties or their Affiliates.

“Transaction Agreements” has the meaning set forth in Section 3.1(a).

“Valid Claim” means a claim of an issued and unexpired patent or a pending patent application included within the Licensed Patents in a country which: (i) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and (ii) has not been cancelled, withdrawn, abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

Article 2

GRANT OF LICENSE

2.1      ASBTi License.    Effective automatically upon the occurrence of the ASBTi Effective Event, and subject to the terms and conditions set forth in this Agreement, Satiogen shall, and it hereby does, grant to Licensee an exclusive (even as to Satiogen and its Affiliates) license, with the right to grant sublicenses through multiple tiers, under the ASBTi Know-How and the ASBTi Patents to develop, make, have made, use, sell, offer for sale, and import Licensed Products in the Field in the Territory.

2.2      TGR5 License.    Effective automatically upon the occurrence of the TGR5 Effective Event, and subject to the terms and conditions set forth in this Agreement, Satiogen shall, and it hereby does, grant to Licensee an exclusive (even as to Satiogen and its Affiliates) license, with the right to grant sublicenses through multiple tiers, under the TGR5 Know-How and the TGR5 Patents to develop, make, have made, use, sell, offer for sale, and import Licensed Products in the Field in the Territory.

2.3      ASBTi Exclusivity.    Satiogen shall not grant to any Affiliate or Third Party any license rights in conflict with or otherwise restricting or affecting the license grant in Section 2.1 above during the ASBTi Exclusivity Period or, if the ASBTi Effective Event has occurred, during the term of this Agreement. During the ASBTi Exclusivity Period Satiogen shall not engage in discussions with or entertain inquiries from any Third Party regarding the grant of any license or other rights relating to the ASBTi Program.

2.4      TGR5 Exclusivity.    Satiogen shall not grant to any Affiliate or Third Party any license rights in conflict with or otherwise restricting or affecting the license grant in Section 2.2 above during the TGR5 Exclusivity Period or, if the TGR5 Effective Event has occurred, during the term of this Agreement. During the TGR5 Exclusivity Period Satiogen shall not engage in discussions with or entertain inquiries from any Third Party regarding the grant of any license or other rights relating to the TGR5 Program.

2.5      Registration of Licenses.    Notwithstanding anything to the contrary in Article 6, Licensee may register the licenses granted under this Agreement in any country of the world, following the ASBTi Effective Event or TGR5 Effective Event, as applicable. Upon request by Licensee, Satiogen agrees promptly to execute any “short form” licenses consistent with the terms and conditions of this Agreement submitted to it by Licensee reasonably necessary to effect the foregoing registration in such country.

2.6      No Implied Licenses.    No right or license under any Patent Rights or other intellectual property is granted or shall be granted by implication. All such rights are or shall be granted only as expressly provided in the terms of this Agreement. Without limiting the generality of the foregoing, all rights under the Licensed Patents and Licensed Know-How outside the scope of the license grants in Sections 2.1 and 2.2 (including without limitation any products covered by the Licensed Patents and/or based on the Licensed Know-How other than Licensed Products) are reserved by Satiogen.

Article 3

CONSIDERATION

3.1      Equity Issuances upon License Effectiveness.

(a)        Issuance of Preferred Stock.    Contemporaneously with the ASBTi Effective Event and the issuance of shares in the Financing (the “Series A-2 Shares”) to the applicable investors (the “Investors”), (i) Licensee shall issue to Satiogen a number of Series A-1 Shares equal to the Full Allocation of Series A-1 Shares multiplied by a fraction equal to (A) the aggregate purchase price paid by the Investors for the Series A-2

Shares on the ASBTi Effective Event (including amounts attributable to the conversion of promissory notes issued by Licensee), divided by (B) $[…***…] (with any resulting fractional share being rounded down to the nearest whole share), (ii) Satiogen shall execute and deliver, to Licensee and the Investors, customary documents (such as, without limitation, an investor rights agreement and a voting agreement) containing terms and conditions of the Series A-2 Shares and the Series A-1 Shares, such terms and conditions to be determined by negotiation among Licensee and the Investors (the “Transaction Agreements”), and (iii) Licensee shall deliver to Satiogen a written notice that the license set forth in Section 2.1 has become effective.

(b)      Additional Issuance of Preferred Stock.    In the event that the Investors purchase additional Series A-2 Shares in any subsequent closing of the Financing, Licensee shall issue to Satiogen contemporaneously with such closing an additional number of Series A-1 Shares equal to the Full Allocation of Series A-1 Shares multiplied by a fraction equal to (i) the aggregate purchase price paid by the Investors in the applicable subsequent closing for additional Series A-2 Shares, divided by (ii) $[…***…] (with any resulting fractional share being rounded down to the nearest whole share); provided, however, that in any event the aggregate number of Series A-1 Shares to be issued by Licensee to Satiogen shall not exceed the Full Allocation of Series A-1 Shares. Notwithstanding the foregoing, if this Agreement is terminated in its entirety or with respect to the ASBTi License by either Party under Article 9, the foregoing obligation of Licensee to issue additional Series A-1 Shares to Satiogen shall terminate as of the effective date of such termination of this Agreement.

(c)      Issuance of Common Stock.    Contemporaneously with the ASBTi Effective Event or, if later, the TGR5 Effective Event, Licensee shall issue to Satiogen a number of shares of common stock of Licensee (the “Common Shares”) equal to the Full Allocation of Common Shares multiplied by a fraction equal to (i) the aggregate purchase price paid by the Investors for the Series A-2 Shares on the ASBTi Effective Event or, if the TGR5 Effective Event is later than the ASBTi Effective Event, the aggregate purchase price paid on or prior to the TGR5 Effective Event (including amounts attributable to the conversion of promissory notes issued by Licensee), divided by (ii) $[…***…] (with any resulting fractional share being rounded down to the nearest whole share).

(d)      Additional Issuance of Common Stock.    In the event that the TGR5 Effective Event has occurred and the Investors purchase additional Series A-2 Shares in any subsequent closing of the Financing, Licensee shall issue to Satiogen contemporaneously with such closing an additional number of Common Shares equal to the Full Allocation of Common Shares multiplied by a fraction equal to (i) the aggregate purchase price paid by the Investors in the applicable subsequent closing for additional Series A-2 Shares, divided by (ii) $[…***…] (with any resulting fractional share being rounded down to the nearest whole share); provided, however, that in any event the aggregate number of Common Shares to be issued by Licensee to Satiogen shall not exceed the Full Allocation of Common Shares. Notwithstanding the foregoing, if this Agreement is terminated in its entirety or with respect to the TGR5 License by either Party under Article 9, the foregoing obligation of Licensee to issue additional Common

Shares to Satiogen shall terminate as of the effective date of such termination of this Agreement.

3.2      Payments from Licensee to Satiogen.

(a)      Milestone Payments from Licensee to Satiogen.    Within […***…] of Licensee or its Affiliates first achieving a milestone event listed below with respect to any Licensed Product, Licensee will notify Satiogen in writing thereof and pay the below-specified amounts to Satiogen by wire transfer in immediately available funds to an account designated by Satiogen.

Milestone Event	Payment

[...***...]	[...***...]

For the avoidance of doubt, Licensee shall not be required to pay any milestone fee more than one time, regardless of the number of Licensed Products that achieve any particular milestone, and no milestone fee shall be paid for any milestone that is not achieved.

(b)      Royalty Payments from Licensee to Satiogen.

(i)      Royalty Amount.    Subject to the terms and conditions of this Section 3.2(b), Licensee shall pay to Satiogen a royalty equal to […***…] of Net Sales of each Licensed Product sold by Licensee and its Affiliates during the Royalty Term for such Licensed Product.

(ii)     Royalty Accrual in Absence of Issued Claim.    If the only Valid Claim that, absent the licenses granted in this Agreement, would be infringed by the making, using, selling, offering for sale, or importing of a Licensed Product in a particular country is a claim of a pending patent application, royalties in respect of such Licensed Product will be accrued for so long as a Discontinuation Event has not occurred, but will not become due and owing under this Agreement unless and until such time as a Licensed Patent containing such claim issues. Within

[…***…] from the end of the Calendar Quarter in which a Licensed Patent containing such claim issues, Licensee shall make a lump-sum make-up payment to Satiogen equal to the aggregate of the amounts of the royalties that were accrued as a result of such pending claim. For purposes of this Agreement, “Discontinuation Event” means with respect to a claim of a pending patent application, the earlier of (i) final cancellation, withdrawal or abandonment, (ii) disallowance without the possibility of appeal or re-filing, or (iii) […***…] from the earliest priority date to which such claim is entitled. If a Discontinuation Event occurs with respect to a claim of a pending patent application, then Licensee shall no longer be required to accrue or pay royalties on account of such claim pursuant to this Section 3.2(b)(ii). Notwithstanding anything to the contrary in this Agreement, royalties accrued, but which do not become due and owing, pursuant to this Section 3.2(b)(ii) prior to termination or expiration of this Agreement shall not survive such termination or expiration. For clarity, Licensee’s sole obligation to pay royalties based on pending patent applications is as expressly set forth in this Section 3.2(b)(ii).

(iii)      Payment.    Licensee shall pay royalties due under this Section 3.2(b) concurrently with the remittance of the royalty report in accordance with Section 3.5. All amounts payable to Satiogen under this Section 3.2(b) shall be paid in U.S. dollars by wire transfer in immediately available funds to an account designated in writing by Satiogen (unless otherwise instructed by Satiogen in writing).

3.3      Sublicense Payments.

(a)      First ASBTi Sublicense Issued Prior to the Initiation of first Phase III Clinical Trial.    If, prior to the Initiation of the first Phase III Clinical Trial by Licensee or its Affiliate for any Licensed Product covered by the ASBTi Patent Rights and/or based on the ASBTi Know-How, Licensee grants a sublicense to a Third Party under the ASBTi Patent Rights and/or ASBTi Know-How, then subject to Section 3.3(c), Licensee shall pay to Satiogen […***…] of the Sublicense Revenues that Licensee actually receives from all of its sublicensees under all sublicenses under the ASBTi Patent Rights and/or ASBTi Know-How granted by Licensee, regardless of when granted.

(b)      First ASBTi Sublicense Issued After the Initiation of first Phase III Clinical Trial.    If, as of the Initiation of the first Phase III Clinical Trial by Licensee or its Affiliate for any Licensed Product covered by the ASBTi Patent Rights and/or based on the ASBTi Know-How, Licensee has not granted any sublicense to a Third Party under the ASBTi Patent Rights and/or ASBTi Know-How, but Licensee thereafter grants a sublicense to a Third Party under the ASBTi Patent Rights and/or ASBTi Know-How, then Licensee shall pay to Satiogen […***…] of the Sublicense Revenues that Licensee actually receives from all of its sublicensees under all sublicenses under the ASBTi Patent Rights and/or ASBTi Know-How granted by Licensee.

(c)      ASBTi Sublicense After the Initiation of a Phase III Clinical Trial.    Notwithstanding anything to the contrary in this Agreement, if, following the grant of a sublicense that is subject to Section 3.3(a), Licensee grants a sublicense to a Third Party under any ASBTi Patent Rights that cover any Licensed Product for which Licensee or its Affiliate has Initiated a Phase III Clinical Trial, and/or under any ASBTi Know-How on which such Licensed Product is based, then Licensee shall pay to Satiogen […***…] of the Sublicense Revenues that Licensee actually receives from such sublicensee under such sublicense.

(d)      First TGR5 Sublicense Issued Prior to the Initiation of first Phase III Clinical Trial.    If, prior to the Initiation of the first Phase III Clinical Trial by Licensee or its Affiliate for any Licensed Product covered by the TGR5 Patent Rights and/or based on the TGR5 Know-How, Licensee grants a sublicense to a Third Party under the TGR5 Patent Rights and/or TGR5 Know-How, then subject to Section 3.3(f), Licensee shall pay to Satiogen […***…] of the Sublicense Revenues that Licensee actually receives from all of its sublicensees under all sublicenses under the TGR5 Patent Rights and/or TGR5 Know-How granted by Licensee, regardless of when granted.

(e)      First TGR5 Sublicense Issued After the Initiation of first Phase III Clinical Trial.    If, as of the Initiation of the first Phase III Clinical Trial by Licensee or its Affiliate for any Licensed Product covered by the TGR5 Patent Rights and/or based on the TGR5 Know-How, Licensee has not granted any sublicense to a Third Party under the TGR5 Patent Rights and/or TGR5 Know-How, but Licensee thereafter grants a sublicense to a Third Party under the TGR5 Patent Rights and/or TGR5 Know-How, then Licensee shall pay to Satiogen […***…] of the Sublicense Revenues that Licensee actually receives from all of its sublicensees under all sublicenses under the TGR5 Patent Rights and/or TGR5 Know-How granted by Licensee.

(f)      Subsequent TGR5 Sublicense After the Initiation of a Phase III Clinical Trial.    Notwithstanding anything to the contrary in this Agreement, if, following the grant of a sublicense that is subject to Section 3.3(d), Licensee grants a sublicense to a Third Party under any TGR5 Patent Rights that cover any Licensed Product for which License or its Affiliate has Initiated a Phase III Clinical Trial, and/or under any TGR5 Know-How on which such Licensed Product is based, then Licensee shall pay to Satiogen […***…] of the Sublicense Revenues that Licensee actually receives from such sublicensee under such sublicense.

(g)      Sublicense Revenues Received as Equity Ownership Interest.    In the event that Licensee receives Sublicense Revenues in the form of capital stock or other similar equity ownership interest, Licensee shall be permitted, at its sole option and discretion, to make the applicable payment required pursuant to any of subsections (a) through (f) above either by delivering to Satiogen the applicable percentage of such capital stock or other similar equity ownership interest, or by paying to Satiogen an amount equal to the applicable percentage of the fair market value of such capital stock or other similar equity ownership interest.

(h)      Attribution of Sublicense Revenues.    Notwithstanding anything to the contrary in this Agreement, under no circumstances shall any consideration that would constitute Sublicense Revenues (without giving effect to clause (ii) of the definition of “Sublicense Revenues” in Article 1) under any particular sublicense be Attributed to Patent Rights or Know-How licensed to Licensee by Third Parties such that the portion of such consideration payable by Licensee to Satiogen pursuant to Section 3.3(a) or Section 3.3(d) is less than […***…] of such consideration, or the portion of such consideration payable by Licensee to Satiogen pursuant to Section 3.3(b), Section 3.3(c), Section 3.3(e) or Section 3.3(f) is less than […***…] of such consideration.

(i)      Sublicense Royalties.    If Licensee enters into an agreement that grants a sublicense to a Third Party under the ASBTi Patent Rights and/or ASBTi Know-How, and/or under the TGR5 Patent Rights and/or TGR5 Know-How, then Licensee shall pay to Satiogen an amount equal to […***…] of the Sublicense Royalties that Licensee actually receives from such sublicensee, provided, however, that such payment obligation shall not in any event exceed an amount equal to […***…] of the corresponding Net Sales of Licensed Products sold by such sublicensee.

(j)      Sole Payment Obligation.    For clarity, Licensee has no obligation to pay royalties under Section 3.2(b) above (except where the sublicensee is the end user of the applicable Licensed Product, as contemplated in the definition of “Net Sales” in Article 1 of this Agreement), or milestone payments under Section 3.2(a) above, in connection with any sublicense.

3.4      Reimbursement of Patent Prosecution Expenses.

(a)      ASBTi Patents: Prior to ASBTi Effective Event.    Prior to the ASBTi Effective Event, Licensee will reimburse Satiogen for […***…] of all reasonable patent preparing, filing, prosecution and maintenance costs incurred with respect to the ASBTi Patents.

(b)      ASBTi Patents: Following ASBTi Effective Event.    Following the ASBTi Effective Event, Licensee will reimburse Satiogen for […***…] of all subsequent reasonable patent preparing, filing, prosecution and maintenance costs incurred with respect to the ASBTi Patents.

(c)      TGR5 Patents: Prior to TGR5 Effective Event.    Prior to the TGR5 Effective Event, Licensee will reimburse Satiogen for […***…] of all reasonable patent preparing, filing, prosecution and maintenance costs incurred with respect to the TGR5 Patents.

(d)      TGR5 Patents: Following TGR5 Effective Event.    Following the TGR5 Effective Event, Licensee will reimburse Satiogen for […***…] of all subsequent reasonable patent preparing, filing, prosecution and maintenance costs incurred with respect to the TGR5 Patents.

3.5      Record Retention; Reports and Payments.

(a)      Record Retention.    Licensee shall keep complete and accurate books and records that are necessary to ascertain Licensee’s compliance with this Agreement including such records as are necessary to verify milestone and royalty payments owed under Section 3.2, and payments based on Sublicense Revenues and Sublicense Royalties owed under Section 3.3, for a period of […***…] from the end of the calendar year to which such records relate. Such records shall be kept in accordance with GAAP and Licensee’s internal practices and procedures, consistently applied.

(b)      Reports and Payments.    Beginning with the first Calendar Quarter following the Calendar Quarter in which the earlier of (i) First Commercial Sale of a Licensed Product or (ii) first execution of a sublicense under the Licensed Patents and Licensed Know-How occurs, Licensee shall furnish Satiogen with a quarterly report on Net Sales of Licensed Products, Sublicense Revenues and Sublicense Royalties within […***…] after the end of the previous Calendar Quarter. Such report shall include a written report in reasonable detail of: (a) the Net Sales of Licensed Products for the previous Calendar Quarter, broken down by country, (b) the royalty payment that is due and payable, (c) the basis for calculating such royalty payment; (d) the Sublicense Revenues received during the previous Calendar Quarter, (e) Satiogen’s share of the Sublicense Royalties due to Satiogen under Section 3.3(i), and (f) if applicable, the basis for how Sublicense Revenues were Attributed to the applicable Third Party Patent Rights or Know-How. The total amount of payments due to Satiogen, as shown by such report shall be paid by Licensee concurrently with the remittance of such report.

3.6      Audits.    Satiogen shall have the right, once annually, and no more than […***…] with respect to any audited period, to cause an independent, certified public accountant reasonably acceptable to Licensee (the “Auditor”) to audit the books and records of Licensee described in Section 3.5(a) solely to confirm Net Sales, milestone and royalty payments owed under Section 3.2, and Sublicense Revenues and Satiogen’s share of the Sublicense Royalties owed under Section 3.3, for a period covering not more than the preceding […***…]. Such audits may be exercised during normal business hours upon reasonable prior written notice (not to be less than […***…]) to Licensee. The Auditor will execute a reasonable written confidentiality agreement with Licensee and will disclose to Satiogen only such information as is reasonably necessary to provide Satiogen with information regarding any actual or potential discrepancies between amounts reported and actually paid and amounts payable under this Agreement. The Auditor will send a copy of the report to Licensee at the same time it is sent to Satiogen. The report sent to both Parties will include the methodology and calculations used to determine the results. Satiogen shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than […***…] of the amount due for any calendar year under this Agreement, in which case, Licensee shall bear the full cost of such audit and shall promptly remit to Satiogen the amount of any underpayment. If such audit discloses an overpayment by Licensee, then Licensee will deduct the amount of such overpayment from amounts otherwise owed to Satiogen under this Agreement. If, however, no additional payments are due from Licensee to Satiogen within the next […***…] under the terms of this Agreement, then, upon request by Licensee, Satiogen will refund such overpayment to Licensee. Upon the expiration of […***…] following the end of any calendar year, the calculation of royalties payable with respect to such calendar year will be binding and conclusive upon Satiogen except with respect to any audit then underway, and except for fraud or misrepresentation, Licensee and its Affiliates will be released from any liability or accountability with respect to royalties for such calendar year.

3.7       Taxes and Currency.   All payments made under this Agreement shall be in United States dollars. Any and all taxes levied on any royalty, milestone, or other payments made by Licensee to Satiogen under this Agreement shall be the liability of and paid by Satiogen. If laws or regulations require the withholding of such taxes by Licensee, the taxes will be deducted by Licensee from the payment and remitted by Licensee to the proper tax authority, provided that Licensee will furnish Satiogen with a copy of the official tax receipt on such withholdings as soon as practicable after such withholding, and give Satiogen such assistance, at Satiogen’s expense, as may be reasonably necessary to enable or assist Satiogen to claim exemption or take credit therefrom. Proof of payment shall be provided to Satiogen within […***…] after payment. Licensee will cooperate, at Satiogen’s expense, in pursuing tax refunds, if such refund is appropriate in Satiogen’s determination. If at any time legal restrictions prevent the prompt remittance of part or all royalties with respect to any country in the Territory where the Licensed Product is sold, payment shall be made through such lawful means or methods as Satiogen and Licensee reasonably shall agree. With respect to sales of Licensed Products invoiced in a currency other than United States dollars, all amounts reported and payable under this Agreement shall be calculated based on the domestic currency where such sale is made and converted (as applicable) into the United States dollar equivalent. The United States dollar equivalent shall be calculated using the average of the exchange rate (local currency per US$1) published in The Wall Street Journal, Western Edition, under the heading “Currency Trading” on the last business day of each month during the applicable Calendar Quarter.

Article 4

CONDUCT OF DEVELOPMENT

AND COMMERCIALIZATION OF PRODUCT

4.1       Transfer of Know-How.   Within […***…] after the Effective Date, Satiogen shall disclose to Licensee, at no cost to Licensee, the Licensed Know-How as Controlled by Satiogen as of the Effective Date. Additionally, from time to time on an ongoing basis thereafter during the term of this Agreement, Satiogen shall disclose to Licensee, at no cost to Licensee, such Licensed Patents and Licensed Know-How as may thereafter become Controlled by Satiogen or its Affiliates. During the time period from the Effective Date until the ASBTi Effective Event or TGR5 Effective Event, as applicable, Licensee shall have the right to use the Licensed Know-How disclosed under the preceding two sentences for research purposes consistent with the scope of the licenses set forth in Sections 2.1 and 2.2.

4.2       Representatives of the Parties.

(a)         Designation, Purpose and Decision Making.   Within […***…] after the Effective Date, each Party will designate a primary representative for purposes of this Agreement (each, a “Representative”), who shall (i) discuss and manage further development efforts related to the ASBTi Program and TGR5 Program in the Field in the

Territory, and (ii) manage and facilitate in an orderly manner the transfer of Know-How and transition support. Each Party may replace its Representative at any time upon written notice to the other Party. The Representatives will strive to reach consensus on any determinations with respect to further development efforts related to the ASBTi Program and TGR5 Program; provided, however, that Licensee shall have final decision-making authority with respect to such matters.

(b)       Meetings.   The Representatives will meet in person (or participate by telephone where necessary) no less frequently than […***…] every Calendar Quarter, unless otherwise agreed by the Parties. The Representatives may also meet or be consulted from time to time by means of telecommunications, videoconferences, electronic mail or correspondence, as deemed necessary or appropriate. Meetings of the Representatives that are held in person will alternate between the offices of the Parties, or such other place as the Parties may agree. The first meeting of the Representatives will take place at the offices of one of the Parties within […***…] after the Effective Date.

(c)       Powers and Duration. The Representatives will have only such purposes as are specifically stated in this Agreement, and will have no power to amend or interpret this Agreement or waive a Party’s rights or obligations under this Agreement. The Representatives shall conclude their activities on the second anniversary of the ASBTi Effective Event.

4.3       Licensee’s Obligation to Develop Licensed Products.

(a)       ASBTi Diligence Obligation.     Following the ASBTi Effective Event, Licensee shall use Commercially Reasonable Efforts to develop and commercialize Licensed Products using the ASBTi Patents and ASBTi Know-How and to achieve each milestone event set forth in Section 3.2(a). If (i) all research, development and commercialization efforts with respect to all Licensed Products related to the ASBTi Patents and ASBTi Know-How, including without limitation all pre-clinical and clinical trials, cease for a period in excess of […***…], or (ii) Licensee determines to cease all efforts to develop and commercialize Licensed Products with respect to the ASBTi License at any time, then in either event Licensee shall provide Satiogen with written notice thereof and Satiogen may elect to terminate this Agreement with respect to the ASBTi License only and such termination shall be deemed a termination by Licensee pursuant to Section 9.4(a).

(b)       TGR5 Diligence Obligation.   Following the TGR5 Effective Event, Licensee will use Commercially Reasonable Efforts to develop and commercialize Licensed Products using the TGR5 Patents and TGR5 Know-How and to achieve each milestone event set forth in Section 3.2(a). Without limiting the foregoing, Licensee will use Commercially Reasonable Efforts to identify a lead Licensed Product candidate using the TGR5 Patents and TGR5 Know-How within […***…] of the TGR5 Effective Event. In addition, if Licensee determines, after the Effective Date, that a material delay in the performance of the diligence obligations described in this Section 4.3(b) is reasonably likely, Licensee will promptly inform Satiogen thereof and, at Satiogen’s written request, the Parties shall convene a meeting to discuss the cause of such delay, the estimated duration of the delay and the possibility of avoiding or mitigating such delay. If (i) all research, development and commercialization efforts with respect to all Licensed Products related to the TGR5 Patents and TGR5 Know-How, including without limitation all pre-clinical and clinical trials, cease for a period in excess of […***…], or (ii) Licensee determines to cease all efforts to develop and commercialize Licensed Products with respect to the TGR5 License at any time, then in either event Licensee shall provide Satiogen with written notice thereof and Satiogen may elect to terminate this Agreement with respect to the TGR5 License only and such termination shall be deemed a termination by Licensee pursuant to Section 9.4(a).

(c)      General.

          (i)       Following the ASBTi Effective Event and TGR5 Effective Event, as applicable, Licensee shall have sole responsibility and control with respect to all further development and commercialization activities for Licensed Products; provided, however, that Licensee shall not be responsible for costs and expenses incurred by Satiogen and outstanding prior to such ASBTi Effective Event or TGR5 Effective Event, as applicable. Licensee shall have sole responsibility and control with respect to seeking Regulatory Approvals to commercialize the Licensed Products, and Licensee or its designees shall hold legal title to all Applications for Marketing Authorizations within the Territory. Licensee will be responsible for all safety and pharmacovigilance activities under Applicable Laws after the ASBTi Effective Event or TGR5 Effective Event, as applicable.

          (ii)       Satiogen acknowledges and agrees that the drug development process is a process of scientific discovery and as such is inherently unpredictable and delays to development of Licensed Products may occur for reasons beyond Licensee’s control as the Licensed Products are developed, and that the drug development process is subject to a high level of governmental regulation and the requirements of the regulatory process of seeking drug approval may result in delays beyond Licensee’s control and that such delays or other similar delays, without evidence of some other lack of Commercially Reasonable Efforts, are not a breach of this Section 4.3.

4.4       Licensee Obligation to Update Satiogen.    At least […***…] every year, Licensee shall provide Satiogen with a written summary of the activities conducted during the preceding year with respect to the development and commercialization of Licensed Products (a “Development Report”). Each Development Report shall include with respect to the applicable one (1) year period a description of the research and development activities conducted both in the United States and outside the United States with respect to Licensed Products.

4.5       Regulatory.    Promptly after the ASBTi Effective Event, or TGR5 Effective Event, as applicable, Satiogen shall take such actions and execute such documents as are necessary or useful to transfer to Licensee all existing regulatory filings and approvals with respect to the ASBTi Program, TGR5 Program, and/or Licensed Products, as applicable.

Article 5

INTELLECTUAL PROPERTY

5.1       Patent Prosecution and Maintenance.

(a)       General.   Licensed Patents shall be diligently filed, prosecuted and maintained by Satiogen using patent counsel reasonably acceptable to Licensee. If the Licensed Patents are not being prosecuted by Satiogen in any country where Licensee desires to seek patent protection, Licensee shall have the right to require Satiogen to file and prosecute Licensed Patents in such country, subject to the provisions of this Article 5. Satiogen shall bear all expenses incurred in filing, prosecuting and maintaining Licensed Patents, except as set forth in Section 3.4. Satiogen shall keep Licensee informed of the filing, prosecution and maintenance of Licensed Patents, and shall furnish to Licensee copies of all substantive documents (e.g., office actions and responses) relevant to any such efforts in advance with sufficient time for Licensee to review and provide comments on such documents, and shall in good faith take such comments into account. If Licensee reasonably concludes that any action, including any argument or claim amendment, proposed by Satiogen would result in a substantive reduction in breadth of claim scope with respect to any Licensed Patent, then Licensee and Satiogen shall review the proposed revisions and following such review Satiogen shall, as appropriate, cause its patent counsel to modify such proposed action in order to avoid such result. If Satiogen desires to allow any Licensed Patents to lapse or to abandon any Licensed Patents, Satiogen shall notify Licensee in writing not less than […***…] prior to taking such action, and Licensee shall have the right to assume the responsibility for and control of the prosecution and maintenance of such Licensed Patents, as applicable, at Licensee’s sole expense.

(b)       TGR5 Patent Segregation.   Upon Licensee’s request, Licensee and Satiogen shall meet to review and determine in good faith whether any TGR5 Patents may be segregated by means of continuation or divisional applications into those containing claims that solely or predominantly relate to […***…] and those containing claims that solely or predominantly relate to […***…]. In the event the Parties are unable to agree in good faith on such determination, then patent counsel for each Party shall confer on the best way to proceed, taking into account the interests of both Parties; provided, however, that Satiogen shall not reject, and shall cause Satiogen’s patent counsel to undertake, any claim segregation requested by Licensee that does not have a material adverse effect on claim scope that covers any product that is not a Licensed Product. Following segregation of any TGR5 Patent, Licensee may, in its sole discretion, elect to terminate its license with respect to any particular patent application or patent resulting from such segregation by providing written notice of such termination to Satiogen. In such event, the terminated patent application or patent shall no longer be deemed to be included within the TGR5 Patents or subject to this Agreement and Licensee shall have no further responsibility for patent prosecution or maintenance costs for such patent application or patent. Licensee shall reimburse Satiogen for all expenses incurred in connection with any such claim segregation request by Licensee.

5.2       Enforcement of Intellectual Property Rights.

(a)       General.    Licensee and Satiogen will promptly notify the other of any infringement or misappropriation or suspected infringement or misappropriation that may come to its attention relating to the Licensed Patents or Licensed Know-How, and will provide the other Party with reasonable information with respect thereto.

(b)       Satiogen Sole Right Prior to ASBTi Effective Event.   Prior to the ASBTi Effective Event, if a Third Party infringes or misappropriates any ASBTi Patent or ASBTi Know-How, Satiogen will have the sole right (but not the obligation), at its own expense, to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, “Remedies”) against such Third Party, and Licensee will have the right to participate in such action in an advisory capacity at its own expense. In the event that Licensee does not participate in such action, Satiogen shall keep Licensee reasonably informed regarding such action. In the event that the ASBTi Effective Event occurs after Satiogen initiates action under this Section 5.2(b), upon such occurrence Licensee shall be permitted to take control of such action at its own expense, and the provisions of Section 5.2(d) shall apply as if such action had been initiated after the ASBTi Effective Event.

(c)       Satiogen Sole Right Prior to TGR5 Effective Event. Prior to the TGR5 Effective Event, if a Third Party infringes or misappropriates any TGR5 Patent or TGR5 Know-How, Satiogen will have the sole right (but not the obligation), at its own expense, to pursue Remedies against such Third Party, and Licensee will have the right to participate in such action in an advisory capacity at its own expense. In the event that Licensee does not participate in such action, Satiogen shall keep Licensee reasonably informed regarding such action. In the event that the TGR5 Effective Event occurs after Satiogen initiates action under this Section 5.2(c), upon such occurrence Licensee shall be permitted to take control of such action at its own expense, and the provisions of Section 5.2(e) shall apply as if such action had been initiated after the TGR5 Effective Event.

(d)       Licensee First Right after ASBTi Effective Event.   After the ASBTi Effective Event, if a Third Party infringes or misappropriates any ASBTi Patent or ASBTi Know-How, Licensee will have the first right (but not the obligation), at its own expense, to pursue any and all Remedies against such Third Party, and Satiogen will have the right to participate in such action at its own expense. Should Licensee determine not to pursue Remedies with respect to any such infringement or misappropriation of ASBTi Patents or ASBTi Know-How within (a) […***…] following the notice of alleged infringement or (b) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Satiogen will have the right (but not the obligation), at its own expense, to pursue Remedies against such Third Party, and Licensee shall have the right to participate in such action at its own expense.

(e)       Licensee First Right after TGR5 Effective Event.   After the TGR5 Effective Event, if a Third Party infringes or misappropriates any TGR5 Patent or TGR5

Know-How, Licensee will have the first right (but not the obligation), at its own expense, to pursue any and all Remedies against such Third Party, and Satiogen will have the right to participate in such action at its own expense. Should Licensee determine not to pursue Remedies with respect to any such infringement or misappropriation of TGR5 Patents or TGR5 Know-How within (a) […***…] following the notice of alleged infringement or (b) […***…] before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Satiogen will have the right (but not the obligation), at its own expense, to pursue Remedies against such Third Party, and Licensee shall have the right to participate in such action at its own expense.

(f)       Assistance and Cooperation; Recoveries.   If a Party pursues Remedies hereunder with respect to infringement or misappropriation of Licensed Patents or Licensed Know-How, the other Party shall assist and cooperate fully with the Party pursuing such Remedies, including, if required to bring such action, joining in any action as set forth in this Section 5.2 or providing a power of attorney. Any damages or other amounts collected will be distributed, first, to the Party that pursued Remedies to cover its costs and expenses; and second, to the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; and any remaining amount will be distributed to the Party that pursued the Remedies, provided, however, that any recovery by Licensee attributable to lost sales or lost profits shall be deemed Net Sales hereunder, and a royalty shall be paid to Satiogen thereon pursuant to Section 3.2(b); and provided further, however, that any other or additional monetary recovery by Licensee shall be deemed Sublicense Revenues, and shall be payable pursuant to Section 3.3(a) or Section 3.3(d), as applicable, if as of the date Licensee filed the action, a sublicense under the infringed or misappropriated intellectual property granted by Licensee on such date would be subject to Section 3.3(a) or Section 3.3(d), or pursuant to Section 3.3(b), Section 3.3(c), Section 3.3(e) or Section 3.3(f), as applicable, if as of the date Licensee filed the action, a sublicense under the infringed or misappropriated intellectual property granted by Licensee on such date would be subject to Section 3.3(b), Section 3.3(c), Section 3.3(e) or Section 3.3(f).

(g)       Settlement of Litigation.   No settlement, consent judgment or other final disposition of an action for infringement or validity or misappropriation may be entered into as to any Licensed Patent or Licensed Know-How without the prior written consent of both Parties, which consent shall not be unreasonably withheld.

5.3       Infringement of Third Party Rights.   If a Third Party institutes a patent, trade secret or other infringement or misappropriation suit against Licensee during the term of this Agreement, alleging that the manufacture, marketing, sale, use or importation of the Licensed Products infringes or misappropriates one or more patent or other intellectual property rights held by such Third Party, then Licensee will have the sole right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims. At Licensee’s request, Satiogen will provide reasonable assistance in connection with the defense of such claims, and Licensee will reimburse Satiogen for all documented reasonable expenses incurred by Satiogen in connection therewith.

5.4       Ownership of Inventions.

(a)       Inventorship.   Inventorship of inventions and discoveries conceived and reduced to practice during the term of this Agreement shall be determined in accordance with the rules of inventorship under United States patent laws. Satiogen shall solely own and, except as set forth in Section 3.4, shall bear all expenses incurred in preparing, filing, prosecuting and maintaining all patent applications and patents that encompass all such inventions and discoveries that are solely invented by Satiogen. Licensee shall solely own and shall bear all expenses incurred in preparing, filing, prosecuting and maintaining all patent applications and patents that encompass all such inventions and discoveries that are solely invented by Licensee.

(b)       Assignment of Certain Joint Inventions; Related Licenses.

(i)       Ownership and Assignment.   Licensee shall solely own all right, title and interest in, and shall bear all expenses incurred in preparing, filing, prosecuting and maintaining all patent applications and patents that encompass, all Joint Inventions that relate to Licensed Products or the manufacture or use thereof (collectively “Licensee Inventions”). Each party will promptly, but in no event later than […***…] from invention, creation or conception, inform the other party of all Licensee Inventions. Information provided with respect to such Licensee Inventions will be in reasonable detail but in no circumstance less than would be sufficient to permit an understanding of the nature of such Licensee Inventions by a practitioner reasonably skilled in the relevant technical or scientific area. Satiogen hereby irrevocably, unconditionally, and without encumbrance of any kind assigns, forever waives, and agrees never to assert, and shall cause its Affiliates, employees and contractors to irrevocably, unconditionally, and without encumbrance of any kind assign to Licensee, and forever waive and agree never to assert, its joint right, title, and interest in Licensee Inventions as necessary to give effect to the provisions of this Section 5.4(b). Each Party agrees to execute any documents and take any other actions reasonably requested by any other Party (and shall cause its Affiliates, employees and contractors to do likewise) in order to give effect to the provisions of this Section 5.4(b).

(ii)       License to Satiogen.   Licensee shall, and hereby does, grant to Satiogen a fully paid-up, non-exclusive, perpetual and irrevocable license with the right to grant sublicenses through multiple tiers, under Licensee Inventions to develop, make, have made, use, sell, offer for sale, and import products other than Licensed Products, in the Field in the Territory; provided, however, that the foregoing license shall not include the right to conduct or have conducted any activities with respect to (a) ASBT inhibitors or their use or manufacture, or (b) inhibition, activation, regulation or other modulation of the ASBT pathway, including without limitation with respect to any compound or any product containing any compound (i) the manufacture, use, sale or import of which is covered by the ASBTi Patents, or (ii) which is based on the ASBTi Know-How (such activities, the “ASBTi Activities”).

(iii)       Research License to Satiogen.   Licensee shall, and hereby does, grant to Satiogen a fully paid-up, non-exclusive, perpetual and irrevocable license without the right to grant sublicenses, under Licensee Inventions solely for internal research purposes in the Field in the Territory; provided, however, that the foregoing license shall not include (i) the right to conduct or have conducted any ASBTi Activities or (ii) the right to sell, offer for sale or otherwise commercialize, or have any of the foregoing done with respect to, any Licensed Product.

(iv)       Licensee Invention Improvements.   All inventions, discoveries and Know-How conceived, reduced to practice, made or developed by, on behalf of or for Satiogen or by, on behalf of or for its sublicensees (to the extent such inventions, discoveries or Know-How are Controlled by Satiogen) under the licenses set forth in subsections (ii) and (iii) above during the term of this Agreement and which fall within the definitions of Licensed Patents or Licensed Know-How hereunder (“Licensee Invention Improvements”) are automatically deemed to constitute ASBTi Patents, ASBTi Know-How, TGR5 Patents or TGR5 Know-How, as applicable, for all purposes under this Agreement, including without limitation the license grants set forth in Sections 2.1 and 2.2. For clarity, with respect to inventions, discoveries and Know-How conceived, reduced to practice, made or developed by, on behalf of or for Satiogen’s sublicensees, such inventions, discoveries and Know-How shall be deemed to constitute Licensee Invention Improvements (and ASBTi Patents, ASBTi Know-How, TGR5 Patents or TGR5 Know-How, as applicable), and the rights and licenses granted by Satiogen in this Agreement will apply with respect thereto, in each case to the greatest extent that is consistent with the applicable agreement under which Satiogen obtained Control with respect to such inventions, discoveries and Know-How. For example, if Satiogen is entitled to grant only non-exclusive rights and licenses with respect to such inventions, discoveries or Know-How, then such inventions, discoveries or Know-How shall be included in the license grants set forth in Sections 2.1 and 2.2 on a non-exclusive basis. Notwithstanding the foregoing, Licensee shall not have any obligation to make any payments pursuant to Section 3.2 or 3.3 on the basis of or with respect to any Licensee Invention Improvements.

(c)       Other Joint Inventions.   Except as set forth in Section 5.4(b) above, Joint Inventions shall be owned jointly by Licensee and Satiogen, and all Patent Rights containing a claim covering any Joint Inventions shall be jointly owned by the Parties. Subject to the rights granted under this Agreement, including without limitation the exclusive licenses granted under Section 2.1 and Section 2.2, each Party shall have the right to practice and exploit Joint Inventions and jointly owned Patent Rights without any obligation to account to the other for profits, or to obtain any approval of the other Party to license, assign, or otherwise exploit Joint Inventions and jointly owned Patent Rights, by reason of joint ownership thereof, and each Party hereby waives any right it may have under the laws of any jurisdiction to require any such approval or accounting; and to the extent there are any applicable laws that prohibit such a waiver, each Party will be deemed to so consent. Each Party agrees to be named as a party, if necessary, to bring or maintain a lawsuit involving a Joint Invention or jointly owned Patent Rights.

(d)       Assistance of Dr. Slava Gedulin.   As soon as practicable after the Effective Date, Licensee and Dr. Slava Gedulin, a consultant of Satiogen, intend to enter into an agreement, pursuant to which Dr. Gedulin would become engaged as an employee or consultant of Licensee. If Licensee and Dr. Gedulin enter into such an agreement, then notwithstanding anything to the contrary in subsections (a), (b) or (c) of this Section 5.4, Licensee shall solely own all right, title and interest in all inventions and discoveries conceived or reduced to practice, and in all Know-How made or developed, by Dr. Gedulin during the term of her engagement by Licensee to the full extent provided under the applicable agreement between Licensee and Dr. Gedulin (each a “Gedulin Invention” and collectively, “Gedulin Inventions”). To the extent a particular Gedulin Invention relates to Licensed Products or the manufacture or use thereof or otherwise relates to the inventions covered by the Licensed Patents or to the Licensed Know-How, such Gedulin Invention shall be deemed to be a Licensee Invention solely for the purposes of rights, licenses and obligations set forth in Sections 5.4(b)(ii), 5.4(b)(iii), 5.4(b)(iv) and 9.3(b). In the event that any right, title and interest in any Gedulin Invention (other than the rights under Sections 5.4(b)(ii), 5.4(b)(iii), 5.4(b)(iv) and 9.3(b) of this Agreement) vests in Satiogen, Satiogen hereby irrevocably, unconditionally, and without encumbrance of any kind assigns, forever waives, and agrees never to assert, and shall cause its Affiliates, employees and contractors to irrevocably, unconditionally, and without encumbrance of any kind assign to Licensee, and forever waive and agree never to assert, any such right, title, and interest in Gedulin Inventions as necessary to give effect to the provisions of this Section 5.4(d). Each Party agrees to execute any documents and take any other actions reasonably requested by any other Party (and shall cause its Affiliates, employees and contractors to do likewise) in order to give effect to the provisions of this Section 5.4(d).

5.5       Patent Reporting.   Within […***…] after each Calendar Year, Satiogen shall provide Licensee with a written report describing the status of all Licensed Patents, including the patent country, patent and application numbers, filing date, issue date, expiration date, and any other relevant information requested by Satiogen.

5.6       Trademarks.   Licensee will own and be responsible for all trademarks related to its marketing of Licensed Products and will be responsible, in its sole discretion, with respect to registering, defending and maintaining such trademarks.

5.7       Patent Cooperation.   Each Party hereby agrees to make its employees, agents and consultants reasonably available to the other Party (or the other Party’s authorized attorneys, agents or representatives) at the other Party’s expense, to the extent reasonably necessary to enable the Party responsible for prosecuting the Licensed Patents to undertake preparation, filing, prosecution and maintenance of the Licensed Patents.

5.8       Patent Term Extensions.   Licensee shall have the right to prepare and file, or to cause Satiogen to prepare and file, a patent term extension or supplementary protection certificate application with respect to any applicable Licensed Patent upon regulatory approval of a Licensed Product (the making, using, selling, offering for sale, or importing of which would infringe such Licensed Patent), and the Parties will cooperate with each other and use reasonable efforts to obtain all available extensions and supplementary protection certificates for any such Licensed Patent applicable to such Licensed Product. Each Party shall be permitted to assist and provide comments to the other Party, and to provide the regulatory timeline, diligence and regulatory period calculations required as part of the application, to complete the application(s) for such extensions or supplementary protection certificates and to assist in any other matters related to preparation of the application(s) for such extensions or supplementary protection certificates, and each Party will fully cooperate, in preparing and filing such a patent term extension or supplementary protection certificate application with respect to any such Licensed Patent within the limited time set for filing such application. All term extensions under this Section 5.8 shall be owned by Satiogen.

Article 6

CONFIDENTIALITY

6.1       Confidential Information.   The Parties agree that, unless the Receiving Party obtains the prior written consent of the Disclosing Party, at all times during the term of this Agreement and for a […***…] period following its expiration or earlier termination, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement any Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date. Confidential Information exchanged under the Nondisclosure Agreement dated October 31, 2010 shall also be included in this Section 6.1.

6.2       Limited Disclosure Permitted.   Each Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is:

(a)       required by Applicable Laws, in the opinion of legal counsel to the Receiving Party; provided, however, that the Receiving Party will first have given reasonable notice to the Disclosing Party (if practicable) and given the Disclosing Party a reasonable opportunity to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject thereof be held in confidence by the recipient or, if disclosed, be used only for purposes required by such law; provided further, however, that if a protective order is not obtained, the Confidential Information so disclosed will be limited to that information that is legally required to be disclosed as required by Applicable Laws;

(b)       made by the Receiving Party to a governmental or regulatory authority, including FDA, as required to conduct clinical trials or obtain or maintain Regulatory Approval for the Licensed Product;

(c)       made by Licensee to a Third Party or sublicensee as may be necessary or useful in connection with the manufacture, development and commercialization of any Licensed Product, provided that Licensee will in each case obtain from the proposed

Third Party or sublicensee recipient a written confidentiality agreement containing confidentiality and non-use obligations no less protective than those set forth in this Agreement in any material respect;

(d)       made solely with respect to the TGR5 Patents and/or TGR5 Know-How by Satiogen to a Third Party licensee or proposed licensee thereunder as may be necessary or useful in connection with the manufacture, development and commercialization of any product that is not a Licensed Product, provided that Satiogen will in each case obtain from the Third Party a written confidentiality agreement containing confidentiality and non-use obligations no less protective than those set forth in this Agreement in any material respect;

(e)       made by the Receiving Party to a United States or foreign tax authority;

(f)       made by the Receiving Party to its representatives or to Third Parties in connection with financing activities of the Receiving Party, or in connection with the transfer or sale of all or substantially all of the business of the Receiving Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale or transfer of assets or otherwise; provided, however, that: (i) each such representative or Third Party has, in the reasonable determination of the Receiving Party, a need to know such Confidential Information and has an obligation to maintain the confidentiality of such information, (ii) the Receiving Party informs each representative or Third Party receiving Confidential Information of its confidential nature, and (iii) the Receiving Party will be responsible for any breach of this Article 6 by any of its representatives or such Third Parties to the same extent as if the breach were by the Receiving Party;

(g)       made by a Receiving Party or any representative of the Receiving Party in the filing or prosecution of the Licensed Patents or any patent claiming any invention owned by such Party pursuant to this Agreement, to the extent such disclosure in the filing or publication of the patent or patent application is, reasonably necessary for support of the patent or patent application; or

(h)       made by a Receiving Party in order to comply with applicable securities law disclosure requirement or any disclosure requirements of any applicable stock market or securities exchange.

6.3       Disclosure of Agreement.   The Parties agree that the material terms of this Agreement shall be considered Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 6.3 (in lieu of the authorized disclosure provisions set forth in Section 6.2, to the extent of any conflict) and without limiting the generality of the definition of Confidential Information set forth in Article 1. The Parties will mutually agree the text of a press release announcing the execution of this Agreement. Thereafter, if either Party desires to make a public announcement concerning the terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld. A Party shall not be required to seek the permission of the other Party to repeat or disclose any information as to the terms of this Agreement that has already been publicly disclosed by such Party in accordance with the foregoing or by the other Party, or any similar or comparable information. Either Party may disclose the terms of this Agreement to such Party’s existing investors, lenders, directors and professional advisors and to potential investors, lenders, acquirors or merger partners and their professional advisors who are bound by written or professional obligations of non-disclosure and non-use that are at least as stringent as those contained in this Article 6 or are customary for such purpose. Licensee also may disclose the relevant terms of this Agreement to potential sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 6 in all material respects.

6.4      Scientific Publications.    Prior to making any formal scientific publication relating to the ASBTi Program or the TGR5 Program (a “Scientific Publication”) after the Effective Date, each Party (the “Publishing Party”) agrees to provide the other Party (the “Reviewing Party”) the opportunity to review: (a) any proposed Scientific Publication comprising a formal scientific paper for publication in any peer reviewed journal at least […***…] prior to its intended publication, and (b) any proposed Scientific Publication comprising a formal scientific abstract or poster at least […***…] prior to its intended publication. The Reviewing Party shall have the right (i) to request in good faith a delay in the Scientific Publication in order to protect patentable information; and (ii) to require the Publishing Party to remove from the Scientific Publication the Reviewing Party’s Confidential Information. If the Reviewing Party requests a delay pursuant to clause (i) of the preceding sentence, the Publishing Party shall delay the Scientific Publication for a period of […***…] from such request to enable patent applications to be filed protecting each Party’s rights in such information. Upon the expiration of the applicable period specified above in this Section 6.4, the Publishing Party shall be free to proceed with the Scientific Publication as transmitted to the Reviewing Party, except to the extent that the Reviewing Party has exercised its rights under clause (i) or (ii) of the second preceding sentence. The foregoing shall not apply to the following Scientific Publications that may be submitted or resubmitted for publication after the Effective Date without Licensee having any rights regarding thereto as a Reviewing Party: (x) […***…], and (y) a proposed Scientific Publication by […***…]; provided, however, that Satiogen agrees to provide Licensee the opportunity to review and comment upon the proposed Scientific Publication in clause (y) above for a period of […***…], such period to begin at least […***…] prior to its intended submission for publication, and Satiogen shall not unreasonably reject Licensee’s comments thereto.

Article 7

REPRESENTATIONS, WARRANTIES, COVENANTS, AND DISCLAIMERS

7.1      No Litigation.    Each Party represents and warrants to the other Party that, to the best of its knowledge as of the Effective Date, there is no litigation, proceeding or investigation pending or threatened against or involving such Party in any court or before any agency or regulatory body which could adversely affect such Party’s ability or right to carry out the transactions contemplated by this Agreement.

7.2      Compliance with Applicable Laws; No Debarment.    During the term of this Agreement, each Party shall comply with all Applicable Laws. In addition to the foregoing, each Party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and upon request each Party will certify in writing to the other Party that neither such Party, its employees, nor any Person providing services for such Party under this Agreement has been debarred under the provisions of such Act.

7.3      Corporate Existence.    As of the Effective Date, each Party represents and warrants to the other that it is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed.

7.4      Authority to Execute and Perform.    As of the Effective Date, each Party represents and warrants to the other that it:

(a)      has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder;

(b)      has taken all necessary company action on its part required to authorize the execution and delivery of this Agreement; and

(c)      has duly executed and delivered the Agreement, which constitutes a legal, valid, and binding obligation of it and which is enforceable against it in accordance with the Agreement’s terms.

7.5      Representations and Warranties Regarding Securities Issuances.

(a)      Licensee Representations and Warranties.    Licensee represents and warrants to Satiogen that the Series A-1 Shares and the Common Shares, when issued, sold and delivered in accordance with the terms and conditions set forth in this Agreement, will be validly issued, fully paid and non-assessable, and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by Satiogen.

(b)      Satiogen Representations and Warranties.    Satiogen represents and warrants to Licensee that:

(i)      Purchase Entirely for Own Account.    The Series A-1 Shares and the Common Shares to be acquired by Satiogen will be acquired for investment for Satiogen’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Satiogen has no present intention of selling, granting any participation in, or otherwise distributing the same. Satiogen does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A-1 Shares or the Common Shares.

(ii)      Disclosure of Information.    Satiogen has had an opportunity to discuss Licensee’s business, management, financial affairs and the terms and conditions of the offering of the Series A-1 Shares and the Common Shares with Licensee’s management.

(iii)     Restricted Securities.    Satiogen understands that the Series A-1 Shares and the Common Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Satiogen’s representations as expressed herein. Satiogen understands that the Series A-1 Shares and the Common Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Satiogen must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Satiogen acknowledges that Licensee has no obligation to register or qualify the Series A-1 Shares or the Common Shares, or any shares into which such shares may be converted, for resale except as set forth in the Transaction Agreements. Satiogen further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A-1 Shares and the Common Shares, and on requirements relating to Licensee which are outside of the Satiogen’s control, and which Licensee is under no obligation and may not be able to satisfy.

(iv)      No Public Market.    Satiogen understands that no public market now exists for the Series A-1 Shares or the Common Shares, and that Licensee has made no assurances that a public market will ever exist for such shares.

(v)      Legends.    Satiogen understands that the stock certificates for the Series A-1 Shares and the Common Shares and any securities issued in respect of or exchange for such shares, may bear one or all of the following legends

(1)      “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(2)      Any legend set forth in, or required by, the other Transaction Agreements.

(3)      Any legend required by the securities laws of any state to the extent such laws are applicable to such shares represented by the certificate so legended.

(vi)      Accredited Investor.    Satiogen is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.6      Additional Satiogen Representations, Warranties and Covenants.    Satiogen represents, warrants and covenants to Licensee that:

(a)      Satiogen owns all right, title and interest in and to the Licensed Patents on Exhibit A, free and clear of all encumbrances, security interests, options and licenses, and Satiogen has the authority to direct the prosecution and maintenance of such Licensed Patents. The Licensed Patents listed on Exhibit A include all of the Patent Rights owned or Controlled by Satiogen or its Affiliates related to the Programs. The Licensed Patents have been prosecuted and maintained in accordance with all Applicable Laws, and Satiogen is not aware of any prior art, prior disclosure or other event or circumstance that would reasonably be expected to adversely affect the patentability, validity or enforceability thereof;

(b)      To Satiogen’s knowledge, the practice of the Licensed Patents and Licensed Know-How as contemplated under this Agreement will not infringe the Patent Rights or other intellectual property rights of any Third Party. Neither Satiogen nor any of its Affiliates has received notice from any Third Party claiming that the practice of the Licensed Patents or development, manufacture, use, sale, offer for sale or import of any Licensed Product infringes the Patent Rights or other intellectual property rights of any Third Party. During the term of this Agreement, Satiogen shall promptly notify Licensee in writing upon learning of any such claim;

(c)      To Satiogen’s knowledge, there is no use, infringement or misappropriation of the Licensed Patents or Licensed Know-How in derogation of the rights granted to Licensee under this Agreement;

(d)      To Satiogen’s knowledge there are no investigations, inquiries, actions or other proceedings pending before the FDA with respect to the ASBTi Program, TGR5 Program or Licensed Products, and Satiogen has not received written notice threatening any such investigation, inquiry, action or other proceeding. During the term of this Agreement, Satiogen shall promptly notify Licensee in writing upon learning of any such actual or threatened investigation, inquiry, action or proceeding;

(e)      Satiogen has not withheld any information related to the ASBTi Program, TGR5 Program, or Licensed Products, including, but not limited to, preclinical and clinical data, regulatory filings and regulatory communications, that would reasonably be expected to be material to Licensee’s decision to enter into this Agreement;

(f)      Satiogen has not granted to any Third Party or Affiliate any license or other right with respect to the Licensed Patents or Licensed Know-How. During the term of this Agreement, Satiogen shall not grant any rights inconsistent with the rights and licenses granted herein, and Satiogen shall not assign the Licensed Patents or Licensed Know-How except to a permitted assignee of this Agreement pursuant to Section 10.10; and

(g)      Satiogen has obtained the assignment of all interests and all rights of any and all Third Parties (including employees and independent contractors) and Affiliates involved in the creation of the Licensed Patents and Licensed Know-How, and Satiogen has taken reasonable measures to protect the confidentiality of the Licensed Know-How.

7.7      No Implied Warranties.    Except as expressly set forth in this Agreement, neither Party makes any representation or warranty, express or implied, with respect to the subject matter hereof or the transactions contemplated hereby.

Article 8

INDEMNIFICATION

8.1      Indemnification.

(a)      Licensee’s Obligation.    Except to the extent such Damages are due to gross negligence or willful misconduct or breach of any representation, warranty or covenant in this Agreement by Satiogen, its Affiliates or their officers, directors, employees or agents, Licensee shall defend, indemnify and hold harmless Satiogen and its Affiliates and their officers, directors, employees and agents against any and all Damages incurred by any of them resulting from or arising out of:

(i)      any gross negligence, willful misconduct or breach of any representation, warranty or covenant made by Licensee in this Agreement; or

(ii)     the handling, possession, development, manufacturing, marketing, distribution, promotion, sale or use of Licensed Products or any other use of the Licensed Patents or Licensed Know-How by Licensee or its Affiliates or sublicensees.

(b)      Satiogen’s Obligation.    Except to the extent such Damages are due to gross negligence or willful misconduct or breach of any representation, warranty or covenant in this Agreement by Licensee, its Affiliates or their officers, directors, employees or agents, Satiogen shall defend, indemnify and hold harmless Licensee, its Affiliates and their officers, directors, employees and agents against any and all Damages incurred by any of them resulting from or arising out of:

(i)      any gross negligence, willful misconduct or breach of any representation, warranty or covenant made by Satiogen in this Agreement;

(ii)     the handling, possession, development, manufacturing, marketing, distribution, promotion, sale or use of Licensed Products or any other use of the Licensed Patents or Licensed Know-How by Satiogen or its Affiliates; and

(iii)      any activities conducted under any license granted to Satiogen under Section 5.4(b).

8.2      Notice and Opportunity to Defend.

(a)      Notice.    Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 8.1, such Party (the “Indemnitee”) will give the other Party (the “Indemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnitee to give notice in the mariner provided herein will not relieve the Indemnifying Party of its obligations under this Article 8, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim.

(b)      Defense of Action.    In case any action that is subject to indemnification under this Article 8 shall be brought against an Indemnitee and it shall give written notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate and, if it so desires, to assume the defense with counsel reasonably satisfactory to such Indemnitee. After notice from the Indemnifying Party to the Indemnitee of its election to assume the defense, the Indemnifying Party shall not be liable to such Indemnitee under this Article 8 for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee in connection with the defense.

(c)      Indemnitee’s Separate Counsel.    Notwithstanding the foregoing, the Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnitee would present such counsel with a conflict of interest, and the Indemnifying Party does not elect to engage new counsel without such a conflict; (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such action; or (iii) the Indemnifying Party shall authorize the Indemnitee in writing to employ separate counsel at the Indemnifying Party’s expense.

(d)      Settlement.    If an Indemnifying Party assumes the defense of such action, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnitee’s written consent, which consent shall not be unreasonably withheld or delayed, unless there is no finding or admission of any violation of law or any violation of the rights of the Indemnitee and no effect on any other claims that may be made against the Indemnitee. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of such asserted claim. The Indemnifying Party shall not be liable for any settlement amounts if the settlement is effectuated by the Indemnitee without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(e)      Conduct of Defense.    Notwithstanding anything to the contrary in this Section 8.2, the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner.

8.3      Non-Waiver of Indemnification Rights.    Each Indemnified Party’s rights under this Article 8 will not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under this Article 8.

Article 9

TERM AND TERMINATION

9.1      Term.    The term of this Agreement will begin upon the Effective Date and, unless sooner terminated under this Article 9, will continue in full force and effect until the expiration of the last-to-expire Valid Claim of the Licensed Patents. Upon expiration of this Agreement, Licensee will have a fully paid up, perpetual, irrevocable license under the ASBTi Know-How and TGR5 Know-How, as applicable.

9.2      Termination by Either Party for Material Breach.    Upon any material breach of this Agreement by either Party, the non-breaching Party may, at its option, terminate this Agreement upon ninety (90) days written notice to the breaching Party. Such termination shall become effective at the end of such ninety (90) day period unless the breaching Party cures such breach or violation during such ninety (90) day period; provided, however, in the case of a breach or violation that cannot be cured within such ninety (90) day period, the non-breaching Party may terminate this Agreement following such ninety (90) day period only if the breaching Party shall have failed to commence substantial remedial actions within such ninety (90) day period and to use best efforts to pursue the same (any failure to cure such breach or violation under this Section 9.2 shall be deemed an “Uncured Breach”). Any right to terminate under this Section 9.2 shall be stayed and the cure period tolled in the event that, during any cure period, the breaching Party shall have initiated dispute resolution in accordance with Section 10.14 with respect to the alleged breach, which stay and tolling shall last so long as the breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings. Each Party shall be entitled to offset, against amounts payable to the other Party under this Agreement, any amounts of Damages determined, in a final decision by the applicable court action or other legal proceeding, to be owed to such Party by the other Party based on the other Party’s material breach of this Agreement.

Notwithstanding the foregoing, to the extent a material breach of this Agreement by Licensee affects Licensee’s performance and Satiogen’s rights under this Agreement as it relates to one or more countries, but not all countries, Satiogen may only terminate this Agreement in accordance with this Section 9.2 as to the affected country or countries only, and in such case this Agreement will remain in full force and effect with respect to the countries that are not terminated. Further, to the extent a material breach of this Agreement by Licensee affects

Licensee’s performance and Satiogen’s rights under this Agreement as it relates to one of the Licenses but not the other, Satiogen may only terminate this Agreement in accordance with this Section 9.2 as to the affected one of the Licenses in the affected country, and in such case this Agreement will remain in full force and effect with respect to the non-affected one of the Licenses that is not terminated in such country.

9.3      Rights upon Termination by Satiogen.    If Satiogen terminates this Agreement under Section 9.2, or Licensee terminates this Agreement under Section 9.4(a), then the following will take effect upon the effective date of such termination:

(a)      Reversion of Licensed Patents and Licensed Know-How and Assignment of Sublicenses.    All rights under the Licensed Patents and the Licensed Know-How granted by Satiogen to Licensee pursuant to Article 2 will terminate and all rights granted therein will immediately revert to Satiogen; provided, however, that if the termination relates only to a specific country or a specific one of the Licenses in a specific country, then only the license pertaining to such country or specific one of the Licenses, as applicable, in such country will revert to Satiogen hereunder. Any sublicense granted by Licensee hereunder shall survive such termination and automatically convert to a direct license between Satiogen and the sublicensee, provided such sublicense is consistent with, and not in conflict with, the terms of this Agreement in any material respect.

(b)      License to Licensee Improvements and Licensee Inventions.    Subject to the immediately following sentence, Licensee will grant to Satiogen a world-wide license, with the right to sublicense, under Licensee Improvements and Licensee Inventions (in each case solely to the extent Controlled by Licensee as of the effective date of such termination) to develop, make, have made, use, offer to sell, sell and import Licensed Products in the Field solely in the country or countries in which Licensee’s rights to Licensed Products were so terminated and solely with respect to one of the ASBTi License or TGR5 License, as applicable, in such country or countries for which Licensee’s rights were so terminated. The Parties shall negotiate in good faith reasonable compensation and other terms, including without limitation exclusivity (or non-exclusivity) and a reasonable a royalty amount, from Satiogen to Licensee for such license.

9.4      Additional Termination by Licensee.

(a)      Licensee may terminate this Agreement, or the provisions of this Agreement with respect to one of the Licenses, but not the other, or with respect to both Licenses, for any reason or no reason upon […***…] written notice to Satiogen.

(b)      If Licensee terminates this Agreement under Section 9.4(a), then the terms of Section 9.3 shall apply.

9.5      Partial Termination Following Expiration of Exclusivity.    Either Party may terminate this Agreement with respect to the ASBTi License or the TGR5 License, as applicable, by providing written notice to the other Party (with immediate effect) if:

(a)      with respect to the ASBTi License, the ASBTi Exclusivity Period expires without occurrence of the ASBTi Effective Event; or

(b)      with respect to the TGR5 License, the TGR5 Exclusivity Period expires without occurrence of the TGR5 Effective Event.

Upon the effectiveness of any such termination, each Party’s obligations with respect to the terminated Program or License (including applicable ASBTi Patents, TGR5 Patents, ASBTi Know-How and TGR5 Know-How) under this Agreement shall cease and be of no further force and effect.

9.6      Residual Obligations upon Termination.

(a)      Termination of this Agreement (including any partial termination as to one or the other of the Licenses) for any reason will not relieve either Party of any obligation or liability accruing prior thereto and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing or the rights upon termination set forth in Section 9.3, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto with respect to this Agreement as it relates to the Licenses or jurisdiction(s) for which this Agreement has not been terminated. The provisions of Sections 2.6, 3.5(a), 3.6, 3.7, 5.3, 5.4 (provided that no Gedulin Inventions conceived, reduced to practice, made or developed after the date of termination or expiration shall be considered Licensee Inventions for any purpose) and 7.7 and Articles 1 (to the extent required to enforce other surviving rights and/or obligations), 6 (excluding Section 6.4), 8, 9 and 10 are intended to and shall survive termination or expiration of this Agreement in accordance with the terms of such Articles or Sections.

(b)      Within […***…] following the termination or expiration of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of the other Party in its possession, except that the terminating Party may retain such Confidential Information to the extent necessary or useful for the practice of its surviving license(s) hereunder (if any), and except for one (1) copy of each item of the other Party’s Confidential Information which may be retained in confidential files solely for record purposes.

9.7      Certain Remedies for Satiogen Uncured Breach.    In the event of an Uncured Breach by Satiogen of Satiogen’s obligations set forth in Section 5.2(f), the royalties with respect to all Licensed Products and amounts payable by Licensee under Section 3.3(i) each immediately shall be reduced by […***…] of the amounts otherwise owed by Licensee under this Agreement until such time as Satiogen has cured such Uncured Breach. For clarity, such reduction shall be cumulative with, and shall not limit the application of, any other reduction or offset to which Licensee is or may be entitled under this Agreement. Without limiting the foregoing or any other remedy to which Licensee may be entitled, in the event Licensee takes action to enforce Section 7.6(f) of this Agreement on account of an Uncured Breach thereof by Satiogen and Licensee prevails with respect to such enforcement (in a final decision by the applicable court action or other legal proceeding, or by settlement or otherwise), Satiogen shall pay all reasonable out-of-pocket costs and expenses of Licensee and its Affiliates, including attorneys’ fees, incurred in connection with such enforcement. Without limiting any other remedy to which it may be entitled, upon notice to Satiogen specifying in reasonable detail the basis for such offset, Licensee may, following such time as Licensee prevails with respect to such enforcement (in a final decision by the applicable court action or other legal proceeding, or by settlement or otherwise), offset any amount to which it is entitled under this Section 9.7 against amounts otherwise payable by Licensee to Satiogen pursuant to Section 3.2 or Section 3.3.

9.8      Bankruptcy Code.    All licenses granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code and a licensee under this Agreement will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code.

9.9      Additional Remedies.    The remedies set forth in this Article 9 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

Article 10

MISCELLANEOUS

10.1      Independent Contractor.    It is understood and agreed that the Parties shall have the status of an independent contractor under this Agreement and that nothing in this Agreement shall be construed as creating any partnership, joint venture or employer-employee relationship between the Parties or as authorization for either Licensee or Satiogen to act as agent for the other.

10.2      No Benefit to Others.    The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the Parties and their legal representatives, successors and assigns, and they shall not be construed as conferring any rights to any Third Party.

10.3      Force Majeure.    Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than payment obligation) by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within […***…] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

10.4      Amendment.    This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing signed by authorized representatives of the Parties.

10.5      Entire Agreement.    This Agreement constitutes the entire agreement and understanding relating to the subject matter of this Agreement and supersedes all previous communications, proposals, representations and agreements, whether oral or written, relating to the subject matter of this Agreement, including the Nondisclosure Agreement dated October 31, 2010.

10.6      Severability.    If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby; provided, however, that, if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either Party, the Parties shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid or unenforceable provision.

10.7      Waiver.    Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Satiogen or Licensee in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Satiogen or Licensee of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.8    Notices.    All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by prepaid express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by the notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

For Licensee:	Lumena Pharmaceuticals, Inc.
c/o A.M. Pappas & Associates, LLC
P.O. Box 110287
Research Triangle Park, NC 27709
Attention: Michael Grey

With a copy to:
A.M. Pappas & Associates, LLC
P.O. Box 110287
Research Triangle Park, NC 27709
Attention: Ford S. Worthy

With a further copy to:
Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan LLP
P.O. Box 2611
Raleigh, NC 27601
Attention: Christopher Capel

For Satiogen:	Ted Greene
277 Crystal Drive
Frankfort, MI 49635

With a copy to:
Rob Ayling
3924 Henry Street
San Diego, CA 92103

10.9     Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, United States, excluding any choice of law rules that may direct the application of the law of any other jurisdiction. However, the scope, validity and enforceability of any patents encompassed within the scope of this Agreement shall be determined in accordance with the Applicable Laws of the countries in which such patents have issued.

10.10   Assignability.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) to the transferee or successor entity to such Party upon the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale or transfer of assets or otherwise; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate; provided, however, in either case that such transferee, successor entity or Affiliate (as applicable) shall deliver to the non-assigning Party a written instrument agreeing to be bound by this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to be replaced with the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. For clarity, and without limiting the foregoing, the obligations of Licensee under this Agreement shall be binding upon any successors and permitted assignee of Licensee, and the name of Licensee appearing herein will be deemed to be replaced with the name of Licensee’s successor or permitted assignee to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

10.11   Jointly Prepared.  This Agreement will be deemed to have been drafted by both Satiogen and Licensee and will not be construed against either Party as the draftsperson hereof.

10.12   Headings, Gender and Number.  All section and article titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and other gender, masculine, feminine, or neuter, as the context requires.

10.13   Interpretation. All references to days in this Agreement shall mean calendar days, unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to” unless expressly stated otherwise.

10.14   Dispute Resolution.

(a)   General.   If any dispute arises relating to this Agreement, prior to instituting any lawsuit or other dispute resolution process on account of such dispute, the Parties will attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Licensee and the Chief Executive Officer of Satiogen. If such executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within […***…] of the first written request for dispute resolution under this Section 10.14, then at the request of either Party the dispute shall be submitted to non-binding mediation before a mutually acceptable mediator chosen by agreement of the parties. If disputes are not resolved through such mediation, then either Party may seek any remedy, at law or in equity, which may be available. This provision shall not preclude any Party from seeking immediate injunctive relief in the event such Party believes that irreparable harm will occur.

(b)   Attribution of Sublicense Revenues.   If Satiogen reasonably disputes how Licensee has Attributed any payment on account of Sublicense Revenues, then within […***…] of Satiogen’s receipt of the report pursuant to Section 3.5(b) describing such Attribution, Satiogen shall provide written notice of such dispute to Licensee and the Parties shall attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of Licensee and the Chief Executive Officer of Satiogen. If such executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within […***…] the Parties shall submit the matter to expert intervention to be resolved by one expert, to be mutually selected by the Parties. If the Parties fail to agree on the expert within […***…] of the written dispute notice, then the individuals nominated by each Party to serve as expert shall select a third individual to act as the expert. The expert shall be an industry consultant with expertise and experience in product and intellectual property valuations in the human pharmaceutical industry, and shall not be an employee, director, shareholder or agent of either Party or an Affiliate of either Party, or otherwise involved (whether by contract or otherwise) in the affairs of either Party. The intervention shall be conducted in San Diego, California. The expert shall provide a written rationale for its decision. The expert’s decision shall be final and the Attribution determined by the expert (which shall be in compliance with Section 3.3(h)) immediately shall be binding upon the Parties under this Agreement. The intervention shall be completed within […***…] of selection of the expert. The costs of the intervention (exclusive of the expense of a Party in preparing for and participating in the intervention, all of which shall be borne by such Party) shall be shared equally by the Parties.

10.15   Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

10.16   Schedules, Exhibits and Attachments.   Except with respect to Exhibit B, which provisions shall not be effective unless and until set forth separately in a writing signed by the Parties in connection with the Financing, all schedules, exhibits and attachments referred to herein are intended to be and hereby are specifically made part of this Agreement. However, if there is a conflict between a term or condition of such schedules, exhibits and attachments and this Agreement, the terms and conditions of this Agreement shall prevail.

10.17   Further Assurances.   At any time during the term of this Agreement, Satiogen and Licensee each will, at the request of the other Party, use reasonable efforts to (a) deliver to the other Party such records, data or other documents, consistent with the provisions of this Agreement, (b) execute, deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as a Party reasonably may deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

[signature page to follow]

[Signature Page to License Agreement]

IN WITNESS WHEREOF, the Parties by their respective authorized representatives, have executed this Agreement.

SATIOGEN PHARMACEUTICALS, INC.

By:	/s/ Howard E. Greene

Printed:	Howard E. Greene, Jr.

Title:	Chairman of the Board

LUMENA PHARMACEUTICALS, INC.

By:	/s/ M G Grey

Printed:	M G Grey

Title:	President & CEO

EXHIBIT A

LICENSED PATENTS

ASBTi Patents:

Patent Application No.	Filing Date	Title
[ …***…]	[…***…]	[…***…]

TGR5 Patents:

Patent Application No.	Filing Date	Title
[…***…]	[…***…]	[…***…]

EXHIBIT B

CERTAIN TERMS OF SERIES A-1 SHARES

Protective Provisions

(i)         At any time when Series A-1 Shares are outstanding, Licensee shall not, without the consent of the holders of a majority of the outstanding Series A-1 Shares, voting together as a separate class, amend Licensee’s Certificate of Incorporation or Bylaws if the proposed amendment would alter or change the powers, preferences, or special rights of the Series A-1 Shares so as to affect them adversely; provided, however, that if any proposed amendment would alter or change the powers, preferences or special rights of one or more series of Licensee’s preferred stock, including the Series A-1 Shares, so as to affect them adversely, then the shares of the series of preferred stock so affected by the amendment, including the Series A-1 Shares, shall vote together as a single class on the proposed amendment and the Series A-1 Shares shall not be entitled to vote as a separate class on such proposed amendment, unless otherwise required by the Delaware General Corporation Law.

Information and Board Observer Rights.

(ii)       Delivery of Financial Statements.  As long as Satiogen owns not less than fifty percent (50%) of the Series A-1 Shares it is receiving under this Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), Licensee shall deliver to Satiogen: annual and quarterly financial statements, and other financial information as determined by Licensee’s Board of Directors (the “Board”) and as received by any other stockholders, such as budgets and capitalization information; provided, however, that Licensee shall not be obligated under this Section to provide information (a) that Licensee reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to Licensee) or (b) the disclosure of which would adversely affect the attorney-client privilege between Licensee and its counsel. Notwithstanding the foregoing, Licensee may cease providing the information set forth in this Section during the period starting with the date sixty (60) days before Licensee’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the United States Securities and Exchange Commission rules applicable to such registration statement and related offering; provided that Licensee’s obligations under this Section shall be reinstated at such time as Licensee is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(iii)       Board Observer Rights.  If Ted Greene is not a member of the Board, and as long as Satiogen owns not less than fifty percent (50%) of the Series A-1 Shares it is receiving under this Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), Licensee shall invite a representative of Satiogen to attend all meetings of its Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree in form acceptable to Licensee to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that Licensee reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between Licensee and its counsel or result in disclosure of trade secrets or a conflict of interest. (Note: Board observer rights also to include so-called pay-to-play provision whereby right terminates if Satiogen does not fund any commitment under the Financing; to be conformed to Transaction Agreements.)

(iv)       Termination of Information and Board Observer Rights.  The covenants set forth in Section (ii) and Section (iii) shall terminate and be of no further force or effect (a) when Licensee first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or successor provisions or (b) upon a Deemed Liquidation Event, as such term (or comparable term) is defined in Licensee’s Certificate of Incorporation, whichever event occurs first.

(v)       Confidentiality.  Satiogen agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in Licensee) any confidential information obtained from Licensee pursuant to the terms of this Agreement (including information obtained pursuant to Sections (ii) and (iii) above, and notice of the Licensee’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section by Satiogen), (b) is or has been independently developed or conceived by Satiogen without use of Licensee’s confidential information, or (c) is or has been made known or disclosed to Satiogen by a third party without a breach of any obligation of confidentiality such third party may have to Licensee; provided, however, that Satiogen may disclose confidential information (w) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in Licensee; (x) to any prospective purchaser from Satiogen of capital stock of Licensee, if such prospective purchaser agrees in form acceptable to Licensee to be bound by the provisions of this Section (unless Licensee determines that such disclosure may result in disclosure of trade secrets or a conflict of interest, or if the receiving party is a competitor of Licensee); (y) to any Affiliate, partner, member, stockholder, or wholly owned subsidiary of Satiogen in the ordinary course of business, provided that Satiogen informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (z) as may otherwise be required by law, provided that Satiogen promptly notifies Licensee of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.